Exhibit 99.1
NEWS RELEASE
Oasis Petroleum Inc. Prices Initial Public Offering of Common Stock
Houston, Texas — June 16, 2010 — Oasis Petroleum Inc. (“Oasis” or the “Company”) announced today the pricing of its initial public offering of 42,000,000 shares of its common stock at $14.00 per share. The shares are expected to begin trading on the New York Stock Exchange on June 17, 2010 under the ticker symbol “OAS.” Oasis is selling 30,370,000 shares of common stock in this offering and the selling stockholder is selling 11,630,000 shares of common stock in this offering. In addition, the underwriters have the option to purchase from the selling stockholder up to an additional 6,300,000 shares of common stock, at the same price per share, to cover over-allotments, if any. The offering is expected to close on June 22, 2010, subject to customary closing conditions.
Oasis intends to use the net proceeds from the offering to repay all outstanding indebtedness under its revolving credit facility and to fund its exploration and development program. Oasis will not receive any proceeds from the sale of shares by the selling stockholder.
Morgan Stanley and UBS Investment Bank are acting as joint book-running managers for the offering with Simmons & Company International acting as co-lead manager. The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by calling (866) 718-1649, or from UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by calling (888) 827-7275.
A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Oasis
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (713) 481-0435
Director — Investor Relations